Exhibit 16.1

August 19, 2013

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Mopals.com, Inc.

Commission File Number 333-105778

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Mopals.com, Inc. in Item 4.01 of its Form 8-K dated August 19, 2013, captioned “Changes in Registrant’s Certifying Accountant.” We agree with the statements made in response to that item insofar as they relate to our Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

McGOVERN, HURLEY, CUNNINGHAM, LLP
Chartered Accountants
Licensed Public Accountants